Exhibit 99.1

Julie McDowell Vice President Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE February 24, 2005

TELEFLEX REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS
STRONG FREE CASH FLOW

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today reported that revenues from continuing operations for the fourth quarter of 2004 increased 18 percent to $669.6 million, compared to $569.1 million in 2003. This revenue increase of 18 percent included 6 percent from core growth. For the full year 2004, revenues from continuing operations increased to $2.49 billion compared to $2.15 billion in 2003, representing a 15 percent year over year increase of which 5 percent was from core growth. Cash flow from continuing operations for 2004 was $254.5 million, compared to $225.1 million realized in 2003 – a 13 percent increase. Free cash flow (cash flow from operations less capital expenditures and dividends) was a record $164.3 million, a 44 percent increase over 2003 free cash flow of $113.8 million.

     “Overall, the fourth quarter operating performance of our core businesses was solid,” stated Jeffrey P. Black, president and chief executive officer. “During 2004 we generated very strong free cash flow growth, executed our largest acquisition to date and began several actions to provide a solid base for future growth, including a restructuring program and several divestitures. While some of these actions have an adverse impact on operating results in the short term, they are strategically important to our long-term growth. While executing these actions we have maintained a strong balance sheet for the future.”
     With significant special charges associated with restructuring and the sale of non-core assets, the Company reported a loss from continuing operations for the fourth quarter of 2004 of $24.3 million or 60 cents per diluted share and a loss from discontinued operations of $47.3 million or $1.17 per diluted share. Income from continuing operations excluding special charges was $33.4 million or 82 cents per diluted share and the loss from discontinued operations excluding special charges was $6.2 million or 15 cents per diluted share (see table below). The combined income from continuing operations and discontinued operations excluding special charges was 67 cents per diluted share. This compares with guidance of 64 cents to 74 cents per diluted share provided by the Company when third quarter earnings

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were announced. In 2003, income from continuing operations for the fourth quarter was $34.5 million or 86 cents per diluted share and the loss from discontinued operations for the fourth quarter was $4.7 million or 12 cents per diluted share. The fourth quarter of 2004 also included $2.6 million (pre-tax), or 4 cents per diluted share of expenses associated with Sarbanes-Oxley compliance.

Fourth Quarter 2004 from Continuing and Discontinued Operations

     The following table reconciles income (loss) and diluted earnings (losses) per share from continuing and discontinued operations as reported to income (loss) and diluted earnings (losses) per share from continuing and discontinued operations excluding special charges.

	4Q Continuing Operations		4Q Discontinued Operations
		(dollars in thousands, except per share)
Income (loss) and diluted earnings (losses) per share from continuing and discontinued operations as reported	$(24,280)	$(0.60)	$(47,333)	$(1.17)
Special charges:
Restructuring costs	67,618
Income tax (benefit) on restructuring costs	(22,098)

Restructuring costs net of tax	45,520	1.12
Certain charges related to exit of IGT services and other inventory adjustments (reported in materials, labor and other product costs)	17,040
Income tax (benefit) on certain charges	(5,848)

Certain charges, net of taxes	11,192	0.28
Write-down of assets related to automotive pedal systems business that has been classified as discontinued operations			50,740
Income tax (benefit) on pedal asset write-down			(9,574)

Pedal asset write-down, net of taxes			41,166	1.01
Loss on sale of assets	1,787
Income tax (benefit) on loss on sale of assets	(812)

Loss on sale of assets, net of taxes	975	0.02

Rounding				0.01

Income (loss) and diluted earnings (losses) per share from continuing and discontinued operations excluding special charges	$33,407	$0.82	$(6,167)	$(0.15)

Full Year Results from Continuing Operations

     For the full year 2004, the Company reported income from continuing operations of $68.3 million or $1.69 per diluted share. Excluding the fourth quarter special charges and other gains and losses associated with the sale of assets, the Company reported income from continuing operations of $123.4 million or $3.05 per diluted share as compared to $116.3 million or $2.91 per diluted share in 2003.

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     The following table reconciles income and diluted earnings per share from continuing operations for 2004 and 2003 as reported to income and diluted earnings per share from continuing operations excluding special charges for the same period.

	2004		2003
	(dollars in thousands, except per share)
Income and diluted earnings per share from continuing operations as reported	$68,334	$1.69	$118,202	$2.96
Special charges:
Restructuring costs	67,618
Income tax (benefit) on restructuring costs	(22,098)

Restructuring costs net of tax	45,520	1.12
Certain charges related to exit of IGT services and other inventory adjustments (reported in materials, labor and other product costs)	17,040
Income tax (benefit) on certain charges	(5,848)

Certain charges, net of taxes	11,192	0.28
Net gain on sale of assets	(2,733)		(3,068)
Income taxes on net gain on sale of assets	1,041		1,165

Net gain on sale of assets, net of taxes	(1,692)	(0.04)	(1,903)	(0.05)

Income and diluted earnings per share from continuing operations excluding special charges	$123,354	$3.05	$116,299	$2.91

Discontinued Operations

     During the fourth quarter of 2004 the Company commenced the process to divest its automotive OEM pedal systems business. The results of this business are reported as a discontinued operation for all periods presented. For the full year, net losses from discontinued operations were $58.8 million or $1.45 per diluted share compared to losses of $9.1 million or 23 cents per diluted share in 2003. These results include a fourth quarter charge of $50.7 million pre-tax ($41.2 million or $1.01 per diluted share after-tax) that is associated with classifying the automotive pedal systems business as held for sale and considered part of the restructuring and divestiture program announced on November 10, 2004.

Restructuring and Divestiture Program

     The charges associated with the restructuring and divestiture program were $84.7 million from continuing operations. Combined with the discontinued operations charge of $50.7 noted above, the total charges associated with the restructuring and divestiture program during the fourth quarter were $135.4 million. The $84.7 million of charges from continuing operations by segment were as follows:

	Commercial	Medical	Aerospace	Total
	(dollars in thousands)
Severance and stay bonuses for terminated employees	$8,407	$6,625	$1,388	$16,420
Contract termination costs	775	—	2,300	3,075
Write-down of certain asset values	11,244	3,681	32,662	47,587
Other restructuring costs	390	146	—	536

Total included in restructuring costs	20,816	10,452	36,350	67,618
Certain charges related to the exit of IGT services and other inventory adjustments	4,537	—	12,503	17,040

	$25,353	$10,452	$48,853	$84,658

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     At this time, total costs related to this program are projected to be between $190 and $198 million as compared to the previous estimate of $174 to $188 million. The increased cost of the program is primarily the result of increased costs in Europe related to the further weakening of the US dollar, an unplanned $6.7 million non-cash asset impairment charge in the fourth quarter of 2004 that related to the February 2005 sale of a small industrial cable business in the Commercial Segment and unanticipated contract settlement costs associated with exiting the IGT services business. The total anticipated cash cost of the program is now expected to be between $83 million and $91 million.

Total Projected Restructuring and Other Charges
(dollars in millions)

Severance and stay bonuses for terminated employees	51	To	55
Write-down of certain asset values	107	To	107
Contract termination costs	12	To	14
Other	20	To	22

	$190		$198

Portfolio Review Program

     The Company reported additional product and business line divestitures associated with the ongoing portfolio review program. In the fourth quarter, the Company completed the sale of a German based private-label medical product line that resulted in a $1.8 million pre-tax loss. In total, the Company completed the sale of six businesses or product lines during fiscal 2004 resulting in a net pre-tax gain of $2.7 million. The Company announced the completion of transactions related to three small European product lines subsequent to year-end – one in the Commercial Segment and two in the Medical Segment. The gain or loss from these 2005 divestitures will not be material. In total, the divestitures completed during 2004 and early 2005 represented approximately $112 million in annualized revenues, of which approximately $102 million, $7 million and $3 million was attributable to the Commercial, Medical and Aerospace segments, respectively.

     Jeff Black noted, “During 2004, our portfolio evaluation process identified businesses with annual revenues of approximately $400 million as under review for divestiture, exit or phase out. We have completed a number of divestitures, substantially exited the IGT aftermarket services business and moved forward with the automotive pedal systems business divestiture process. We expect continued activity in 2005 as we take steps to focus our resources and strengthen our portfolio of businesses.”

Continuing Operations Commentary

     The following segment discussion excludes the impact of discontinued operations and items included in restructuring costs as disclosed in the condensed consolidated statements of income. During the fourth quarter, the Company eliminated the one-month lag of certain of its foreign operations to coincide with the timing of reporting for all other operations. This change had the impact of including an additional $16.9 million of revenues and $1.1 million of pre-tax losses in the fourth quarter.

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     For the fourth quarter of 2004, the Company’s revenue growth of 18 percent consisted of 6 percent from core growth, 4 percent from currency, 5 percent from acquisitions, net of dispositions and 3 percent from lag reporting.

     For the full year 2004 revenue growth of 15 percent consisted of 5 percent from core growth, 5 percent from acquisitions, net of dispositions, 4 percent from currency and 1 percent from lag reporting.

Commercial Segment

     For the fourth quarter 2004, Commercial Segment revenue growth of 5 percent consisted of 8 percent from core growth, 4 percent from currency and 1 percent from acquisitions which were offset, in part, by an 8 percent decrease from the disposition of four non-strategic businesses during the year.

     For the full year 2004, Commercial Segment revenues increased 10 percent to $1.20 billion from $1.09 billion in 2003. Increases of 8 percent from core growth, 4 percent from currency and 3 percent from acquisitions were offset, in part, by a 5 percent decrease from the disposition of four non-strategic businesses during the year. Revenues from automotive cables and shifters in 2004 were increased slightly compared to 2003. Marine and industrial market products provided the strongest core revenue growth in the segment, with stronger market conditions.
     For the full year 2004, Commercial Segment operating profit declined 5% to $105.7 million from $111.5 million in 2003. Volume driven gains were offset by $4.5 million of certain charges associated with the restructuring program, the cancellation costs for alternative fuel programs in North America and increased raw material costs.

Medical Segment

     In the fourth quarter 2004, Medical Segment revenue growth of 58 percent consisted of 6 percent from core growth, 33 percent from acquisitions, 10 percent from lag reporting, 6 percent from currency and 3 percent from the consolidation of variable interest entities.

     For the full year 2004, Medical Segment revenues increased 40 percent to $746.2 million from $534.7 million in 2003. This increase was due to increases of 24 percent from acquisitions, 6 percent from core growth, 5 percent from currency, 3 percent from lag reporting and 2 percent from the consolidation of variable interest entities. The disposable medical products business grew significantly as a result of the third quarter acquisition of HudsonRCI, a provider of respiratory care products. Sales of surgical instruments and medical devices increased primarily as a result of a cardiothoracic devices business acquisition in the third quarter of 2003.
     For the full year 2004, Medical Segment operating profit increased 37 percent to $117.2 million from $85.4 million in 2003. This increase was driven largely by acquisitions and volume gains across product lines.

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Aerospace Segment

     In the fourth quarter 2004, Aerospace Segment revenues increased 1 percent, consisting of 2 percent from lag reporting and 1 percent from currency, offset in part, by a decrease of 2 percent from dispositions.

     For the full year 2004, Aerospace Segment revenues increased 2 percent to $538.3 million from $528.6 million in 2003. This increase was due to increases of 2 percent from currency and 1 percent from lag reporting offset, in part, by a 1 percent decrease from dispositions. Core growth in repair product and services and precision-machined components was offset by declines in sales of cargo-handling systems and declines resulting from the phase out of industrial gas turbine aftermarket services.
     For the full year 2004, Aerospace Segment operating profit declined to a loss of $6.3 million compared to a profit of $9.2 million in 2003. Operating profit declined due primarily to $12.5 million in charges related to the exit of portions of the industrial gas turbine aftermarket services business and other restructuring and divestiture program actions. Double digit improvements in volume driven repairs business offset pricing pressures from the aerospace OEMs elsewhere in the segment.

2005 Outlook

     Commenting on the outlook for 2005, Mr. Black added, “We are holding to the view of financial performance expectations for 2005 that we outlined in our December press release. We continue to expect 2005 to be a very strong year for Teleflex with record free cash flow. We continue to expect to see progressive benefits during the year from core growth, the integration of HudsonRCI, the restructuring and divestiture program, and the portfolio actions we have discussed previously. During the year we will also continue to focus our resources on identifying new opportunities and growing our businesses that have a strong cash return, sustainable business strategy and a position in markets with potential for growth.”

     As previously announced, Teleflex will comment on fourth quarter and year-end 2004 results on a conference call to be held Friday, February 25th, at 10:00 a.m. (EST). The call will be available live and archived on the company’s web site at www.teleflex.com. An audio replay will be available from February 25 until March 2 by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International) and enter Passcode # 28192454.

Additional Notes and Notes on Non-GAAP Financial Measures:

Following the consolidation of certain variable interest entities upon adoption of FIN46®, the Company has determined that it is appropriate to separately identify the following financial measures for all of its majority, but not wholly-owned subsidiaries. The minority interest in consolidated subsidiaries previously included in selling, engineering and administrative expenses totaled $16.5 million in 2003. The minority interest in equity of consolidated subsidiaries previously included within other liabilities totaled $63.4 million for 2003. These reclassifications have no impact on previously reported net income or equity.

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     This press release contains free cash flow and certain income measures which exclude the effect of restructuring and other costs associated with our restructuring and divestiture program, and may be considered non-GAAP financial measures. Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934 define and prescribe the conditions for use of certain non-GAAP financial information. We use these non-GAAP financial measures for internal managerial purposes, when publicly providing guidance on possible future results and as a means to evaluate period to period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measures as required under Securities and Exchange Commission rules.

     The reconciliation of cash flow from operations to free cash flow is as follows:

	2004	2003
	(dollars in millions)
Cash flow from operations	$254.5	$225.1
Capital expenditures	(55.6)	(80.4)
Dividends	(34.6)	(30.9)

Free cash flow	$164.3	$113.8

Teleflex at a Glance:
Teleflex is a diversified industrial company with annual revenues of more than $2.4 billion. The Company designs, manufactures and distributes quality engineered products and services for the automotive, medical, aerospace, marine and industrial markets worldwide. Teleflex employs more than 21,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex, including a recent archived conference call with analysts and investors, can be obtained from the Company’s website on the Internet at www.teleflex.com.

Caution Concerning Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to planned actions under the restructuring program; charges expected to be recorded in connection with the restructuring program; expected cost benefits and other benefits resulting from the restructuring program; expected reductions in location and workforce; timing of divestitures, expected gains or losses resulting from divestitures, phase out or consolidation of Teleflex businesses; expected full year diluted earnings per share from operations before and after giving the effect of charges related to the restructuring program; and forecasts of revenue growth, forecasts of diluted earnings per share, forecasts of cash flow from operations, forecasts of expected results relating to HudsonRCI, the restructuring and divestiture program and portfolio review and subsequent changes thereto. Actual results could differ materially from those in these forward-looking statements due to, among other things, inability to sell businesses at prices, or within time-periods, anticipated by management; unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.

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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended
	December 26,	December 28,
	2004	2003
	(Dollars and shares in
	thousands,
	except per share)
Revenues	$669,631	$569,143
Materials, labor and other product costs	485,807	406,314

Gross profit	183,824	162,829

Selling, engineering and administrative expenses.	137,361	106,764
Loss from asset sales	1,787	—
Restructuring costs.	67,618	—

Income (loss) from continuing operations before interest, taxes and minority interest.	(22,942)	56,065
Interest expense, net.	11,608	6,582

Income (loss) from continuing operations before taxes and minority interest	(34,550)	49,483
Taxes (benefit) on income from continuing operations.	(16,253)	10,562

Income (loss) from continuing operations before minority interest	(18,297)	38,921
Minority interest in consolidated subsidiaries.	5,983	4,459

Income (loss) from continuing operations.	(24,280)	34,462
Operating loss from discontinued operations.	(59,336)	(5,207)
Tax (benefit) from discontinued operations.	(12,003)	(550)

Loss from discontinued operations	(47,333)	(4,657)

Net income (loss).	$(71,613)	$29,805

Earnings (losses) per share:
Basic:
Income (loss) from continuing operations.	$(0.60)	$0.87
Loss from discontinued operations	$(1.17)	$(0.12)

Net income (loss).	$(1.77)	$0.75

Diluted:
Income (loss) from continuing operations.	$(0.60)	$0.86
Loss from discontinued operations	$(1.17)	$(0.12)

Net income (loss).	$(1.77)	$0.74

Weighted average common shares outstanding:
Basic	40,361	39,751
Diluted.	40,571	40,157

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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Year Ended
	December 26,	December 28,
	2004	2003
	(Dollars and shares in
	thousands,
	except per share)
Revenues	$2,485,378	$2,152,855
Materials, labor and other product costs	1,786,577	1,558,782

Gross profit	698,801	594,073

Selling, engineering and administrative expenses.	494,430	392,956
Net gain from asset sales	(2,733)	(3,068)
Restructuring costs.	67,618	—

Income from continuing operations before interest, taxes and minority interest.	139,486	204,185
Interest expense, net.	37,118	26,337

Income from continuing operations before taxes and minority interest	102,368	177,848
Taxes on income from continuing operations	14,351	43,112

Income from continuing operations before minority interest	88,017	134,736
Minority interest in consolidated subsidiaries.	19,683	16,534

Income from continuing operations.	68,334	118,202
Operating loss from discontinued operations.	(73,028)	(9,823)
Tax (benefit) from discontinued operations.	(14,211)	(724)

Loss from discontinued operations	(58,817)	(9,099)

Net income.	$9,517	$109,103

Earnings per share:
Basic:
Income from continuing operations.	$1.70	$2.99
Loss from discontinued operations	$(1.46)	$(0.23)

Net income.	$0.24	$2.76

Diluted:
Income from continuing operations.	$1.69	$2.96
Loss from discontinued operations	$(1.45)	$(0.23)

Net income.	$0.24	$2.73

Weighted average common shares outstanding:
Basic	40,205	39,598
Diluted.	40,495	39,942

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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 26	December 28
	2004	2003
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents.	$115,955	$56,580
Accounts receivable, net.	514,179	453,917
Inventories.	431,399	428,599
Prepaid expenses.	32,525	20,863
Assets of discontinued operations.	54,384	105,988

Total current assets.	1,148,442	1,065,947

Property, plant and equipment, net.	584,252	612,318
Goodwill.	524,134	285,276
Intangibles and other assets	238,640	111,788
Investments in affiliates.	24,194	35,284
Deferred tax asset.	152,949	34,132

Total assets.	$2,672,611	$2,144,745

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$62,455	$199,572
Current portion of long-term borrowings.	39,401	26,161
Accounts payable	183,700	166,745
Accrued expenses	210,027	150,684
Income taxes payable	11,853	42,792
Liabilities of discontinued operations.	27,811	32,542

Total current liabilities.	535,247	618,496
Long-term borrowings	685,912	229,634
Deferred tax liability	181,741	113,808
Other liabilities.	94,500	57,062

Total liabilities	1,497,400	1,019,000

Minority interest in equity of consolidated subsidiaries	65,478	63,443
Shareholders’ equity
Common shares, $1 par value Issued: 2004 – 40,424,096 shares; 2003 – 39,795,126 shares	40,424	39,795
Additional paid-in capital.	171,863	125,385
Retained earnings.	839,838	864,896
Accumulated other comprehensive income	57,608	32,226

Total shareholders’ equity	1,109,733	1,062,302

Total liabilities and shareholders’ equity.	$2,672,611	$2,144,745

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TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended
	December 26,	December 28,
	2004	2003
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income.	$9,517	$109,103
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations.	58,817	9,099
Depreciation expense	100,554	90,119
Amortization expense of intangible assets.	13,579	8,492
Amortization expense of deferred financing costs.	462	—
Gain on sale of businesses and assets.	(2,733)	(3,068)
Impairment of long-lived assets	29,926	—
Impairment of goodwill	14,122	—
Deferred income taxes	(4,776)	12,576
Minority interest in consolidated subsidiaries	19,683	16,534
Net change in operating assets and liabilities.	15,328	(17,771)

Net cash provided by operating activities	254,479	225,084

Cash Flows from Financing Activities:
Proceeds from long-term borrowings	511,582	—
Reduction in long-term borrowings.	(77,936)	(37,519)
Increase (decrease) in notes payable and current borrowings.	(137,751)	35,076
Proceeds from stock compensation plans	16,227	6,495
Dividends.	(34,575)	(30,881)

Net cash provided by (used in) financing activities	277,547	(26,829)

Cash Flows from Investing Activities:
Expenditures for property, plant and equipment.	(55,582)	(80,385)
Payments for businesses acquired	(458,531)	(85,245)
Proceeds from sale of businesses and assets	49,444	4,728
Investments in affiliates.	100	(2,737)
Other	(1,040)	650

Net cash used in investing activities	(465,609)	(162,989)

Cash used in discontinued operations.	(7,042)	(23,180)

Net increase in cash and cash equivalents	59,375	12,086
Cash and cash equivalents at the beginning of the year.	56,580	44,494

Cash and cash equivalents at the end of the year	$115,955	$56,580

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TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Three Months Ended
	December 26,	December 28,
	2004	2003
	(Dollars in thousands)
Revenues:
Commercial.	$297,313	$283,591
Medical	232,526	147,243
Aerospace	139,792	138,309

Total revenues	669,631	569,143

Operating profit (1):
Commercial.	21,206	28,990
Medical	37,296	23,740
Aerospace	(6,807)	4,917

Total operating profit.	51,695	57,647

Corporate expenses	11,215	6,041
Loss from asset sales	1,787	—
Restructuring costs.	67,618	—
Minority interest in consolidated subsidiaries (2).	(5,983)	(4,459)

Income (loss) from continuing operations before interest, taxes and minority interest.	$(22,942)	$56,065

(1)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, loss from asset sales, restructuring costs, interest expense and taxes (benefit) on income are excluded from the measure.

(2)	Minority interest in consolidated subsidiaries is included in segment operating profit presented above and must be removed in order to calculate income (loss) from continuing operations before interest, taxes and minority interest, as presented on the Company’s condensed consolidated statement of income for the three months ended December 26, 2004 and December 28, 2003, respectively.

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TELEFLEX INCORPORATED AND SUBSIDIARIES
SUMMARY OF SEGMENT RESULTS
(Unaudited)

	Year Ended
	December 26,	December 28,
	2004	2003
	(Dollars in thousands)
Revenues:
Commercial.	$1,200,848	$1,089,544
Medical	746,195	534,711
Aerospace	538,335	528,600

Total revenues	2,485,378	2,152,855

Operating profit (1):
Commercial.	105,665	111,453
Medical	117,165	85,355
Aerospace	(6,254)	9,239

Total operating profit.	216,576	206,047

Corporate expenses	31,888	21,464
Net gain from asset sales	(2,733)	(3,068)
Restructuring costs.	67,618	—
Minority interest in consolidated subsidiaries (2).	(19,683)	(16,534)

Income from continuing operations before interest, taxes and minority interest	$139,486	$204,185

(1)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other product costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, net gain from asset sales, restructuring costs, interest expense and taxes on income are excluded from the measure.

(2)	Minority interest in consolidated subsidiaries is included in segment operating profit presented above and must be removed in order to calculate income from continuing operations before interest, taxes and minority interest, as presented on the Company’s condensed consolidated statement of income for the year ended December 26, 2004 and December 28, 2003, respectively.

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